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                                                                   EXHIBIT 10.41
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                                      NABI
                      5800 PARK OF COMMERCE BOULEVARD, N.W.
                            BOCA RATON, FLORIDA 33487

February 15, 2001

Attention:    David J. Gury
              Chairman and Chief Executive Officer

Dear Ladies/Gentlemen:

         This letter agreement (the "Agreement") is to confirm the engagement of Stonebridge Associates, LLC ("Stonebridge") as financial advisor to Nabi (the "Company") in connection with the Company's review and implementation of a divestiture strategy, whereby the Company intends to divest 47 of its antibody collection centers and its central testing laboratory (collectively the "Antibody Business") to an appropriate strategic acquiror (the "Transaction"). The terms and conditions of Stonebridge providing financial advisory services are presented below.

         1. FINANCIAL ADVISORY SERVICES: Stonebridge will work closely with you to:

                  a. Assist in all aspects of the strategic review and financial analysis of the proposed Transaction.

                  b. Prepare a detailed financial valuation of the proposed Transaction to include

                           i) Valuing the Antibody Business to provide the basis of evaluating offers to be received for the Transaction;

                           ii) Valuing Nabi today with the Company's continued ownership of the Antibody Business, to provide a benchmark for assessing the shareholder impact of the Transaction; and

                           iii) Valuing Nabi post-Transaction, assuming a range of values to be received in the Transaction.

                  c. Prepare all financial information required by the Company's New York and Delaware counsel for purposes of such counsel delivering all opinions requested by Nabi.


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                  d.       Assist in identifying and evaluating appropriate
                           strategic acquirors. For each potential acquiror we will:

                           i) Provide a strategic assessment of such acquiror's existing antibody business; and

                           ii) Evaluate the acquiror's strategic rationale for completing the Transaction.

                  e. Prepare information on the Antibody Business to be provided to potential acquirors (the "Information"). For each acquiror, the Information will reflect the assessment of its strategic rationale for the Transaction.

                  f. As appropriate, contact potential acquirors or provide follow-up to the Company's contact, supply the Information and manage the process by which potential acquirors will conduct their due diligence investigation of the Antibody Business.

                  g. Assist the Company in reviewing and assessing potential Transaction proposals, structures and valuations.

                  h. Advise the Company and actively participate in all discussions and negotiations with potential acquirors.

                  i. As needed, assist the Company and its legal counsel in the preparation of the Transaction purchase agreement and other legal documentation.

                  j. If necessary, advise the Company with regard to restructuring all current financing arrangements in order to accommodate and facilitate the Transaction.

                  k. Provide all financial and valuation analyses required to assist the Company with debt restructuring discussions with lenders; and

                  l. At the request of the Company or its Board of Directors, render an opinion in writing with respect to the fairness, from a financial point of view, of the consideration received in the Transaction.

         2. INFORMATION: Stonebridge will not distribute the Information other than to our employees and professional advisors directly involved in the Transaction nor shall we distribute the Information to any potential acquirors without your prior approval, and without first obtaining a signed confidentiality agreement having terms acceptable to the


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Company. We will keep strict control over the disposition of the Information, and attempt to retrieve all copies of the Information given to parties who decide not to pursue a Transaction.

         3. COMPENSATION ARRANGEMENTS: As compensation for providing the financial advisory services outlined herein, Stonebridge will be entitled to the following fees:

                  a) A monthly retainer of $15,000 per month payable in advance, with the first payment due upon the Company's signing of an engagement letter; plus

                  b) A Transaction success fee payable upon the closing of the Transaction equal to $450,000, plus 1.5% of all consideration received in the Transaction between $90 million and $100 million plus 2.0% of all consideration received in excess of $100 million
                           (the "Transaction Success Fee"); plus

                  c) A fairness opinion fee of $50,000 payable upon Stonebridge's delivery of the fairness opinion.

Stonebridge's total Transaction Success Fee shall not exceed an amount equal to ..8% of total consideration received in the Transaction.

         If during the term of Stonebridge's engagement, the Company decides to proceed with a transaction in which Nabi is acquired by or merged with any potential acquiror ("Acquisition Transaction"), the Company may choose to retain Stonebridge or other investment banker to advise Nabi in the Acquisition Transaction. If the Company elects to retain Stonebridge, Stonebridge's fee shall be

                  1) A monthly retainer fee of $15,000 per month, payable in advance; plus

                  2) A transaction success fee payable upon the closing of such transaction equal to .5% of the consideration received or exchanged in the Acquisition Transaction ("Acquisition Success Fee"); plus

                  3) If requested to provide a fairness opinion, a fee of $100,000 payable upon Stonebridge's delivery of the fairness opinion.

Stonebridge's Transaction Success Fee and Acquisition Success Fee shall be reduced by an amount equal to the total monthly retainers previously paid, up to a maximum of $40,000.

         If in pursuing an Acquisition Transaction, the Company decides to retain an investment banker other than Stonebridge, upon the successful completion of such transaction, Stonebridge will be entitled to a fee of $300,000 if such transaction is consummated with an acquiror contacted by Stonebridge as part of the engagement, or $150,000 if a transaction is consummated with any other acquiror.


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         For purposes of calculating Stonebridge's success fees, consideration shall mean the sum of the cash, fair market value of any other securities, assets, obligations, or any other consideration agreed to be paid or provided by or on behalf of the acquiror in connection with the Transaction, plus if not already included in the sum above, the principal amount of all obligations for indebtedness for borrowed money remaining with the Company or assumed by the acquiror in connection with the Transaction.

         The amount of consideration involved in a transaction shall be determined, and such fee shall be paid, subject to the terms hereof, at the time a transaction is consummated. If, however a portion of the consideration is contingent upon future events, then the portion of the fee relating to the contingent portion of the consideration shall be payable at the consummation of a transaction to the extent that Stonebridge and the Company can agree on the amount, or, failing that agreement, shall be payable when the contingent portion of the consideration is received.

         In the event that the Company consummates a transaction not specifically addressed by this proposal with a potential acquiror contacted as part of this engagement, the Company and Stonebridge shall, in good faith, negotiate a mutually agreeable fee arrangement incorporating the general parameters of these fee arrangements specifically outlined in this proposal.

         4. OUT OF POCKET EXPENSES: In addition to any fees that may be payable to Stonebridge hereunder (and regardless of whether the Transaction occurs), the Company hereby agrees to reimburse Stonebridge monthly for reasonable travel and other out-of-pocket expenses incurred in performing its services hereunder.

         5. INDEMNIFICATION PROVISIONS: The Company agrees to indemnify Stonebridge and related persons in accordance with the Standard Form of Indemnification Agreement attached hereto as Exhibit A, the provisions of which are incorporated herein by this reference.

         6. RELIANCE ON REPORTS/ACCURACY OF INFORMATION: The Company agrees that Stonebridge shall be entitled to rely upon all reports of the Company and/or information supplied to Stonebridge by or on behalf of the Company (whether written or oral), and Stonebridge shall not in any respect be responsible for the accuracy or completeness of any such report or information or have any obligation to verify the same.

         7. COMMUNICATION AND ADVERTISEMENTS: Stonebridge may not be quoted or referred to in any document, release or written or verbal communication prepared, issued or transmitted by the Company or any entity controlled by the Company, or any director, officer, employee, or agent thereof, without Stonebridge's prior written authorization. The Company agrees that, subsequent to the closing of a Transaction, Stonebridge has the right at its own expense to place customary advertisements in financial and other newspapers and journals and to make mailings to its current, former or prospective clients describing its services to the Company hereunder.


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         8.       CONFIDENTIAL USE OF INFORMATION OR ADVICE: The Company agrees that any information or advice rendered by Stonebridge or its representatives in connection with this engagement is for the confidential use of the Company and its Board of Directors only in its evaluation of a Transaction and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Stonebridge's prior written consent. The Company's Board of Directors and senior management will base their decisions on Stonebridge's advice as well as on the advice of their legal, tax and other business advisors and other factors which they consider appropriate. Accordingly, as an independent contractor Stonebridge will not assume the responsibilities of a fiduciary to the Company or its shareholders in connection with the performance of Stonebridge's services.

         9. ADMINISTRATION PROCEEDING AND LITIGATION: In the event of administrative proceeding or litigation in connection with the services provided by Stonebridge, Stonebridge agrees that its representatives will testify at the request of the Company or its counsel. Subject to the provisions of the Standard Form of Indemnification Agreement, the Company will reimburse Stonebridge for all out-of-pocket expenses reasonably incurred by Stonebridge in connection therewith, including the reasonable fees and disbursements of its legal counsel, and the Company will pay Stonebridge reasonable and customary additional compensation as agreed upon by Stonebridge and the Company to cover preparation for and the expenses of testifying at such litigation or proceeding, unless such proceeding or litigation resulted in whole or in part from the gross negligence or willful misconduct of Stonebridge, or the illegal conduct of Stonebridge or a breach by Stonebridge of a warranty herein.

         10. TERM OF ENGAGEMENT: The term of Stonebridge's engagement as financial advisor to the Company shall commence on the date hereof and continue until the earlier of the consummation of a Transaction or termination by either party upon thirty days' prior written notice; provided, however, that the Company cannot terminate the engagement prior to four months except in the event that the Company has been notified by all prospective acquirors contacted by Stonebridge that no such acquiror intends to pursue a Transaction with the Company. In no event shall any termination of this Agreement affect the indemnification, contribution and confidentiality obligations of the Company the confidentiality obligation of Stonebridge, or the right of Stonebridge to receive any unpaid amounts due hereunder as of the date of termination or pursuant to the following sentence. Stonebridge shall be entitled to its appropriate success fees, in the event that any time prior to the expiration of twelve months after termination of this Agreement a Transaction or Acquisition Transaction is consummated with any party contacted by Stonebridge or the Company pursuant to this Agreement or with any party which contacted the Company during the term of this Agreement. Upon termination of this Agreement, Stonebridge will provide to the Company a written list of all such parties which have been contacted or have contacted the Company.

         11. SOLE RECOURSE: The Company's sole recourse with respect to this Agreement for any matter relating to this Agreement shall be to Stonebridge and in no


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event shall the Company have any recourse or assert any claim against or seek recovery from any other Indemnified Party as defined in the Standard Form of Indemnification Agreement.

         12. GOVERNING LAW/MISCELLANEOUS: This Agreement (a) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Stonebridge and (d) shall be binding upon and inure to the benefit of the Company, Stonebridge, any indemnified parties and their respective heirs, personal representatives, successors and assigns. Except as otherwise contemplated by Exhibit A hereto, nothing in this agreement is intended to confer upon any other person other than the parties hereto any rights or remedies hereunder or by reason hereof.

         13. WARRANTY OF STONEBRIDGE: Stonebridge hereby represents and warrants that it is aware that U.S. securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company and further warrants that Stonebridge will not, and that Stonebridge has instructed its representatives that they should not, use the Information supplied pursuant to this Agreement in any way which may violate any securities or anti-trust law, and that Stonebridge will comply with all applicable provisions of all federal, state and local laws and all ordinances, rules and regulations thereunder.

         14. DISCLOSURES REQUIRED BY LAW: In the event that Stonebridge is requested or required by law to disclose any of the Information, it is agreed that Stonebridge will provide Company with prompt prior notice of such request so that Company may seek an appropriate protective order and/or waive compliance with the provisions of the Agreement.


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         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a copy of this letter.


                                       Very truly yours,

                                       STONEBRIDGE ASSOCIATES, LLC



                               BY:     /s/ Richard A. Harvey, Jr.
                                  -------------------------------------
                                       Richard A. Harvey, Jr.
                                       President


Accepted and agreed to as of
the date set forth above:

             NABI


BY:   /s/ David J. Gury
   ---------------------------
       David J. Gury


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                                                                       EXHIBIT A

STONEBRIDGE ASSOCIATES, LLC

STANDARD FORM OF INDEMNIFICATION AGREEMENT

In connection with the services Stonebridge Associates, LLC has agreed to render to the Company, the Company agrees to indemnify and hold harmless Stonebridge Associates, LLC, its officers, directors, employees, agents, managers, members, affiliates and persons deemed to be in control of Stonebridge Associates, LLC within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively the "Matters") contemplated by the engagement of Stonebridge Associates, LLC hereunder. The Company also will promptly reimburse the Indemnified Parties for any expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Stonebridge Associates, LLC hereunder, or any action or proceeding arising therefrom, whether or not resulting in liability (collectively, "Proceedings"). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of any Indemnified Party. Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the receipt of commencement thereof, and the Company shall assume the defense of such action or proceeding (including the employment of counsel satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel), but the failure so to notify the Company will not relieve the Company from any liability which it may have to any Indemnified Party except to the extent of the Company's actual damages arising from the failure to so notify the Company. Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in such action if the Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable, it being understood, however, that the Company shall not be liable for the expense of more than one separate counsel (and one local counsel in each jurisdiction in which it is appropriate) to represent all Indemnified Parties. In such event, the fees and disbursements of such separate counsel will be paid by the Company. In no event shall the Company have any liability to an Indemnified Part for any settlement or compromise effected without the Company's written consent.


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If for any reason the foregoing indemnity is unavailable to Stonebridge
Associates, LLC or insufficient to hold Stonebridge Associates, LLC harmless, then the Company shall contribute to the amount paid or payable by Stonebridge Associates, LLC as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Stonebridge Associates, LLC on the other but also the relative fault of the Company and Stonebridge Associates, LLC, as well as any relevant equitable consideration. Notwithstanding the provisions of this agreement, the aggregate contribution of Stonebridge Associates, LLC to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Stonebridge Associates, LLC pursuant to its engagement by the Company. It is hereby further agreed that the relative benefits to the Company on the one hand and Stonebridge Associates, LLC on the other hand with respect to the transactions contemplated in this engagement letter shall be deemed to be in the same proportion as (i) the total value of the transaction bears to (ii) the fees paid to Stonebridge Associates, LLC with respect to such transaction.

The indemnity, contribution and expense reimbursement agreements and obligations set forth herein shall apply whether or not an Indemnified Party is a formal party to any Proceeding, shall be in addition to any other rights, remedies or indemnification which any Indemnified Party may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party or any withdrawal, termination or consummation of or failure to initiate or consummate any Matter or any termination or completion or expiration of this letter or Stonebridge Associates, LLC's engagement.